Exhibit 99

Contacts:	John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Reports Third Quarter 2014 Earnings
Adjusted EPS of $0.54; GAAP EPS of $0.55

•	Third quarter Adjusted EPS of $0.54 was above the expected range of $0.40 to $0.50.

•
Third quarter U.S. Segment comparable sales growth of 1.2 percent was better than the expected range of flat to 1 percent. Comparable sales reflect third quarter digital sales growth of more than 30 percent.

•	U.S. Segment transactions declined 0.4 percent, an improvement of more than 1 percentage point compared with the first half of the year.

•	Third quarter Canadian Segment sales increased 43.8 percent from third quarter last year, moderately below expectations.

•	Target paid dividends of $330 million in third quarter 2014, an increase of 21.4 percent from $271 million last year.
MINNEAPOLIS (Nov. 19, 2014) - Target Corporation (NYSE: TGT) today reported third quarter 2014 Adjusted earnings per share1 of $0.54, a decrease of 2.9 percent from $0.56 per share in 2013. GAAP earnings per share were $0.55 in third quarter 2014, up 2.7 percent from $0.54 last year. The tables attached to this press release provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted earnings per share.
“We’re pleased with our third quarter financial results, which were driven by better-than-expected performance in our U.S. Segment,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “We’re encouraged by the improving trend we’ve seen in our U.S. business throughout the year, and our fourth quarter plans are designed to sustain this momentum. In Canada, we’ve made improvements to our operations, pricing and assortment in time for the holiday season, and we’re eager to measure how our guests respond. The entire company is energized as we approach the peak of the holiday shopping season, and we are looking forward to delivering an outstanding store and digital experience to our guests.”

Fiscal 2014 Earnings Guidance
In fourth quarter 2014, the Company expects Adjusted EPS of $1.13 to $1.23, reflecting operating results in its U.S. and Canadian Segments. This measure excludes approximately (2) cents related to the expected reduction of the beneficial interest asset2 as well as any future data breach-related expenses, which are not expected to be material.
Target expects full-year 2014 Adjusted EPS of $3.15 to $3.25. Full-year 2014 GAAP EPS is expected to be (45) cents below Adjusted EPS, reflecting:

•	Pre-tax early debt retirement losses, recognized in interest expense, of $285 million, or (27) cents per share;

•	Year-to-date net pre-tax data breach expenses of $140 million, or (14) cents per share[2];

•	Pre-tax impairment losses of $31 million, or (3) cents per share;

•	Pre-tax expense of $13 million, or (1) cent per share, related to Target’s decision to convert existing co-branded cards to MasterCard chip-enabled cards in 2015, and;

•	A (5)-cent per share impact related to the expected reduction of the beneficial interest asset[2], partially offset by;

•	A benefit of 5 cents per share from the favorable resolution of various income tax matters.
GAAP EPS guidance does not include an estimate of future data breach-related expenses, which are not expected to be material in any individual period.

[1]Adjusted diluted earnings per share (“Adjusted EPS”), a non-GAAP financial measure, excludes the impact of certain matters not related to the Company’s ongoing retail operations, such as data breach expenses, losses associated with the early retirement of debt, the reduction in the beneficial interest asset and impairment losses.

[2]See the “Accounting Considerations” section of this release for additional information about expenses related to the data breach and the beneficial interest asset.

U.S. Segment Results
In third quarter 2014, sales increased 1.9 percent to $17.3 billion from $16.9 billion last year, reflecting a 1.2 percent increase in comparable sales combined with sales from new stores. Segment earnings before interest expense and income taxes (EBIT) were $927 million in third quarter 2014, a decrease of 5.2 percent from $977 million in 2013.
Third quarter EBITDA and EBIT margin rates were 8.5 percent and 5.4 percent, respectively, compared with 8.7 percent and 5.8 percent in 2013. Third quarter gross margin rate declined to 29.5 percent from 30.0 percent in 2013, reflecting an increase in promotional activity this year. Third quarter SG&A expense rate decreased to 21.0 percent in 2014 compared with 21.2 percent in 2013, reflecting disciplined expense control across the organization.
Canadian Segment Results
Third quarter Canadian Segment sales increased 43.8 percent to $479 million from $333 million last year, reflecting sales from non-mature stores and a comparable-sales increase of 1.6 percent. Third quarter Canadian Segment comparable sales reflect results in 82 Canadian stores that became mature at various points this year, including 34 that became mature during the third quarter. Comparable sales were negatively impacted by market densification later in 2013, which redistributed sales from earlier store openings. Segment EBIT was $(211) million in the third quarter compared with $(238) million last year.
Third quarter 2014 gross margin rate was 19.5 percent, reflecting the continued impact of inventory clearance, compared with 14.8 percent in third quarter 2013 which also reflected the impact of efforts to clear excess inventory. Third quarter 2014 SG&A expense rate of 49.0 percent compares with 66.6 percent last year, reflecting increased scale in the Canadian Segment and pre-opening costs in last year’s results.
Interest Expense and Taxes
The Company’s third quarter 2014 net interest expense of $165 million was flat to last year. Third quarter 2014 effective income tax rate, which benefited from the favorable resolution of various tax matters, was 31.3 percent compared with 36.6 percent last year.

Capital Returned to Shareholders
The Company paid dividends of $330 million in third quarter 2014, an increase of 21.4% from $271 million last year. Target did not repurchase any shares of its common stock during the third quarter.
Accounting Considerations
During fourth quarter 2013, Target experienced a data breach in which an intruder gained unauthorized access to its network and stole certain payment card and other guest information. In third quarter 2014, the Company incurred breach-related expenses of $12 million. Since the data breach in fourth quarter 2013, the Company has incurred total net breach-related expenses of $158 million, reflecting $248 million of gross expenses, partially offset by the recognition of a $90 million insurance receivable. These expenses include an accrual for estimated probable losses for what the Company believes to be the vast majority of actual and potential breach-related claims, including claims by payment card networks. Given the varying stages of claims and related proceedings and the inherent uncertainty surrounding them, the Company’s estimates involve significant judgment and are based on currently available information, historical precedents and an assessment of the validity of certain claims. These estimates may change as new information becomes available and, although the Company does not believe it is probable, it is reasonably possible that the Company may incur a material loss in excess of the amount accrued. The Company is unable to estimate the amount of such reasonably possible excess loss exposure at this time. The accrual does not reflect future breach-related legal, consulting or administrative fees, which are expensed as incurred and not expected to be material in any individual period.
At the close of the sale of its entire U.S. consumer credit card receivables portfolio to TD Bank Group in first quarter 2013, Target recognized a $225 million beneficial interest asset, which effectively represented a receivable for the present value of future profit-sharing Target expected to receive on the receivables sold. The beneficial interest asset was reduced in third quarter 2014 by $11 million, compared with a $36 million reduction in third quarter 2013. Since the close of the transaction, the beneficial interest asset has been reduced by $138 million.

Miscellaneous
Target Corporation will webcast its third quarter earnings conference call at 9:30 a.m. CST today. Investors and the media are invited to listen to the call through the Company’s website at www.target.com/investors (click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 11:30 a.m. CST today through the end of business on November 21, 2014. The replay number is (855) 859-2056 (passcode: 39156552).
Statements in this release regarding fourth quarter and full-year 2014 earnings guidance and excess exposure related to the data breach are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2014 and Item 1A of the Company’s Form 10-Q for the quarter ended August 2, 2014.
In addition to the GAAP results provided in this release, the Company provides Adjusted diluted earnings per share for the three- and nine-month periods ended November 1, 2014 and November 2, 2013, respectively. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Management believes Adjusted EPS is useful in providing period-to-period comparisons of the results of the Company’s ongoing retail operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of the Company’s results as reported under GAAP. Other companies may calculate Adjusted EPS differently than the Company does, limiting the usefulness of the measure for comparisons with other companies.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,934 stores - 1,801 in the United States and 133 in Canada - and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, that giving equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit ABullseyeView.com or follow @TargetNews on Twitter.
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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Sales	$17,732	$17,258	2.8%	$52,188	$51,081	2.2%
Cost of sales	12,555	12,133	3.5	36,787	35,441	3.8
Selling, general and administrative expenses	3,894	3,853	1.1	11,303	11,140	1.5
Depreciation and amortization	606	569	6.5	1,791	1,648	8.7
Gain on receivables transaction	—	—	—	—	(391)	(100.0)
Earnings before interest expense and income taxes	677	703	(3.6)	2,307	3,243	(28.9)
Net interest expense	165	165	0.4	788	965	(18.4)
Earnings before income taxes	512	538	(4.9)	1,519	2,278	(33.3)
Provision for income taxes	160	197	(18.6)	515	827	(37.7)
Net earnings	$352	$341	3.1%	$1,004	$1,451	(30.8)%
Basic earnings per share	$0.55	$0.54	2.6%	$1.58	$2.28	(30.5)%
Diluted earnings per share	$0.55	$0.54	2.7%	$1.57	$2.26	(30.3)%
Weighted average common shares outstanding
Basic	634.0	631.3	0.4%	633.6	636.0	(0.4)%
Dilutive impact of share-based awards	5.6	6.1	0	5.1	7.0
Diluted	639.6	637.4	0.3%	638.7	643.0	(0.7)%
Antidilutive shares	2.3	2.4		4.2	2.3

Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions)	November 1, 2014	February 1, 2014	November 2, 2013
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$780	$695	$706
Inventory	11,066	8,766	10,376
Other current assets	1,992	2,112	2,071
Total current assets	13,838	11,573	13,153
Property and equipment
Land	6,202	6,234	6,241
Buildings and improvements	30,906	30,356	30,257
Fixtures and equipment	5,664	5,583	5,535
Computer hardware and software	2,847	2,764	2,644
Construction-in-progress	454	843	958
Accumulated depreciation	(15,187)	(14,402)	(13,909)
Property and equipment, net	30,886	31,378	31,726
Other noncurrent assets	1,737	1,602	1,494
Total assets	$46,461	$44,553	$46,373
Liabilities and shareholders’ investment
Accounts payable	$9,229	$7,683	$8,806
Accrued and other current liabilities	3,801	3,934	3,623
Current portion of long-term debt and other borrowings	495	1,160	2,122
Total current liabilities	13,525	12,777	14,551
Long-term debt and other borrowings	13,809	12,622	12,665
Deferred income taxes	1,279	1,433	1,466
Other noncurrent liabilities	1,475	1,490	1,535
Total noncurrent liabilities	16,563	15,545	15,666
Shareholders’ investment
Common stock	53	53	53
Additional paid-in capital	4,612	4,470	4,403
Retained earnings	12,631	12,599	12,353
Accumulated other comprehensive loss
Pension and other benefit liabilities	(401)	(422)	(468)
Currency translation adjustment and cash flow hedges	(522)	(469)	(185)
Total shareholders’ investment	16,373	16,231	16,156
Total liabilities and shareholders’ investment	$46,461	$44,553	$46,373
 Common Stock Authorized 6,000,000,000 shares, $.0833 par value; 634,378,337, 632,930,740 and 631,759,510 shares issued and outstanding at November 1, 2014, February 1, 2014 and November 2, 2013, respectively.

Preferred Stock Authorized 5,000,000 shares, $.01 par value; no shares were issued or outstanding at November 1, 2014, February 1, 2014 or November 2, 2013.

 Subject to reclassification

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 1, 2014	November 2, 2013
Operating activities
Net earnings	$1,004	$1,451
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	1,791	1,648
Share-based compensation expense	64	81
Deferred income taxes	(426)	—
Bad debt expense(a)	—	41
Gain on receivables transaction	—	(391)
Loss on debt extinguishment	285	445
Noncash (gains)/losses and other, net	—	3
Changes in operating accounts:
Accounts receivable originated at Target	—	157
Proceeds on sale of accounts receivable originated at Target	—	2,703
Inventory	(2,307)	(2,461)
Other current assets	236	(210)
Other noncurrent assets	(8)	32
Accounts payable	1,538	1,744
Accrued and other current liabilities	(170)	(463)
Other noncurrent liabilities	43	(27)
Cash provided by operations	2,050	4,753
Investing activities
Expenditures for property and equipment	(1,570)	(2,839)
Proceeds from disposal of property and equipment	84	73
Change in accounts receivable originated at third parties	—	121
Proceeds from sale of accounts receivable originated at third parties	—	3,002
Cash paid for acquisitions, net of cash assumed	(18)	(157)
Other investments	88	111
Cash (required for)/provided by investing activities	(1,416)	311
Financing activities
Change in commercial paper, net	305	107
Additions to long-term debt	1,993	—
Reductions of long-term debt	(2,062)	(3,453)
Dividends paid	(874)	(734)
Repurchase of stock	—	(1,461)
Stock option exercises and related tax benefit	88	395
Cash (required for) financing activities	(550)	(5,146)
Effect of exchange rate changes on cash and cash equivalents	1	4
Net increase in cash and cash equivalents	85	(78)
Cash and cash equivalents at beginning of period	695	784
Cash and cash equivalents at end of period	$780	$706

 (a)  Includes net write-offs of credit card receivables prior to the sale of receivables on March 13, 2013.

 Subject to reclassification

TARGET CORPORATION

U.S. Segment

	Three Months Ended			Nine Months Ended
U.S. Segment Results (millions) (unaudited)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Sales	$17,254	$16,925	1.9%	$50,868	$50,387	1.0%
Cost of sales	12,171	11,849	2.7	35,716	34,916	2.3
Gross margin	5,083	5,076	0.2	15,152	15,471	(2.1)
SG&A expenses(a)	3,621	3,595	0.7	10,410	10,437	(0.3)
EBITDA	1,462	1,481	(1.3)	4,742	5,034	(5.8)
Depreciation and amortization	535	504	6.4	1,584	1,488	6.5
EBIT	$927	$977	(5.2)%	$3,158	$3,546	(11.0)%
(a) SG&A includes $172 million and $506 million of profit-sharing income from TD Bank Group for the three and nine months ended November 1, 2014, respectively, and $184 million and $471 million for the three and nine months ended November 2, 2013.

	Three Months Ended		Nine Months Ended
U.S. Segment Rate Analysis (unaudited)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Gross margin rate	29.5%	30.0%	29.8%	30.7%
SG&A expense rate	21.0	21.2	20.5	20.7
EBITDA margin rate	8.5	8.7	9.3	10.0
Depreciation and amortization expense rate	3.1	3.0	3.1	3.0
EBIT margin rate	5.4	5.8	6.2	7.0
Rate analysis metrics are computed by dividing the applicable amount by sales.

	Three Months Ended		Nine Months Ended
Comparable Sales (unaudited)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Comparable sales change	1.2%	0.9%	0.3%	0.5%
Drivers of change in comparable sales
Number of transactions	(0.4)	(1.3)	(1.5)	(1.5)
Average transaction amount	1.6	2.2	1.8	2.1
Selling price per unit	3.1	3.3	2.6	1.5
Units per transaction	(1.5)	(1.1)	(0.8)	0.6

Contribution to Comparable Sales Change (unaudited)	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Stores channel comparable sales change	0.6%	0.6%	(0.2)%	0.2%
Digital channel contribution to comparable sales change	0.6	0.3	0.5	0.3
Total comparable sales change	1.2%	0.9%	0.3%	0.5%
The comparable sales increases or decreases above are calculated by comparing sales in fiscal year periods with comparable prior-year periods of equivalent length.

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Target Debit Card	11.2%	10.4%	11.2%	9.5%
Target Credit Cards	9.8	9.5	9.5	9.1
Total REDcard Penetration	21.0%	19.9%	20.7%	18.6%
Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	November 1, 2014	February 1, 2014	November 2, 2013	November 1, 2014	February 1, 2014	November 2, 2013
Expanded food assortment stores	1,294	1,245	1,245	167,291	160,891	160,891
SuperTarget stores	249	251	251	44,151	44,500	44,500
General merchandise stores	249	289	293	28,861	33,843	34,273
CityTarget stores	8	8	8	820	820	820
TargetExpress stores	1	—	—	21	—	—
Total	1,801	1,793	1,797	241,144	240,054	240,484
(a)  In thousands: reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Canadian Segment

	Three Months Ended			Nine Months Ended
Canadian Segment Results (millions) (unaudited)	November 1, 2014	November 2, 2013	Change	November 1, 2014	November 2, 2013	Change
Sales	$479	$333	43.8%	$1,321	$694	90.3%
Cost of sales	386	284	35.9	1,072	525	104.1
Gross margin	93	49	89.6	249	169	47.5
SG&A expenses(a)	234	221	5.8	669	621	7.7
EBITDA	(141)	(172)	(18.1)	(420)	(452)	(7.2)
Depreciation and amortization(b)	70	66	6.6	207	160	29.4
EBIT(c)	$(211)	$(238)	(11.3)%	$(627)	$(612)	2.4%
(a) SG&A expenses include start-up and operating expenses.
(b) Depreciation and amortization results from depreciation of capital lease assets and leasehold interests. The lease payment obligation gave rise to interest expense of $19 million and $57 million for the three and nine months ended November 1, 2014, respectively, and $20 million and $59 million for the three and nine months ended November 2, 2013.
 (c) For the three and nine months ended November 1, 2014, foreign currency fluctuations benefited EBIT by $4 million and $36 million respectively, and $18 million and $19 million for the three and nine months ended November 2, 2013.

	Three Months Ended		Nine Months Ended
Canadian Segment Rate Analysis (unaudited)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Gross margin rate	19.5%	14.8%	18.9%	24.4%
SG&A expense rate	49.0	66.6	50.7	89.5
EBITDA margin rate	(29.5)	(51.8)	(31.8)	(65.1)
Depreciation and amortization expense rate	14.6	19.7	15.7	23.1
EBIT margin rate	(44.1)	(71.5)	(47.4)	(88.2)
Rate analysis metrics are computed by dividing the applicable amount by sales.

Comparable Sales (unaudited)	November 1, 2014
	Three Months Ended	Nine Months Ended
Comparable sales change	1.6%	(3.3)%
Drivers of change in comparable sales
Number of transactions	5.3	2.7
Average transaction amount	(3.5)	(5.8)
Selling price per unit	4.0	1.9
Units per transaction	(7.2)	(7.6)

Comparable sales for the three and nine months ended November 1, 2014 include sales of 82 Canadian stores open at least 13 months.

	Three Months Ended		Nine Months Ended
REDcard Penetration (unaudited)	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Target Debit Card	2.3%	1.5%	2.2%	1.4%
Target Credit Cards	1.9	1.4	2.1	1.2
Total REDcard Penetration	4.2%	2.9%	4.3%	2.6%
 Represents the percentage of Target sales that are paid for using REDcards.

	Number of Stores			Retail Square Feet(a)
Number of Stores and Retail Square Feet (unaudited)	November 1, 2014	February 1, 2014	November 2, 2013	November 1, 2014	February 1, 2014	November 2, 2013
General merchandise stores	133	124	91	15,408	14,189	10,325
 (a)  In thousands; reflects total square feet, less office, distribution center and vacant space.

Subject to reclassification

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), which excludes the impact of the 2013 sale of our U.S. consumer credit card receivables portfolio, the loss on early retirement of debt, net expenses related to the 2013 data breach and other matters presented below. We believe this information is useful in providing period-to-period comparisons of the results of our ongoing retail operations. This measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The most comparable GAAP measure is diluted earnings per share. Non-GAAP adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate non-GAAP adjusted EPS differently than we do, limiting the usefulness of the measure for comparisons with other companies. A detailed reconciliation is provided below.

	Three Months Ended
	November 1, 2014			November 2, 2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share			$0.55			$0.54	2.7%
Adjustments
Data Breach related costs(a)	$12	$7	$0.01	$—	$—	$—
Reduction of beneficial interest asset	11	7	0.01	36	22	0.04
Impairments	16	12	0.02	—	—	—
Resolution of income tax matters	—	(30)	(0.05)	—	(7)	(0.01)
Adjusted diluted earnings per share			$0.54			$0.56	(2.9)%

	Nine Months Ended
	November 1, 2014			November 2, 2013
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share			$1.57			$2.26	(30.3)%
Adjustments
Loss on early retirement of debt	$285	$174	$0.27	$445	$269	$0.42
Data Breach related costs, net of insurance receivable(a)	140	90	0.14	—	—	—
Reduction of beneficial interest asset	40	24	0.04	82	51	0.08
Impairments	31	21	0.03	—	—	—
Card brand conversion costs (b)	13	8	0.01	—	—	—
Resolution of income tax matters	—	(31)	(0.05)	—	(11)	(0.02)
Gain on receivables transaction (c)	—	—	—	(391)	(247)	(0.38)
Adjusted diluted earnings per share			$2.02			$2.35	(14.2)%
Note: The sum of the non-GAAP adjustments may not equal the total adjustment amounts due to rounding. Beginning with the first quarter 2014, we no longer exclude Canadian Segment results from Adjusted EPS because fiscal 2014 will be our first full year of operating stores in Canada. For comparison purposes, prior year Adjusted EPS has been revised to include Canadian Segment results.
(a) For the three and nine months ended November 1, 2014, we recorded $12 million and $186 million of pretax Data Breach-related expenses, respectively. Along with legal and other professional services, these expenses include an accrual for estimated probable losses for what we believe to be the vast majority of actual and potential breach-related claims, including claims by payment card networks. For the nine months, we also recorded expected insurance proceeds of $46 million, for net pretax expenses of $140 million.
(b) Expense related to converting the co-branded REDcard program to MasterCard.
(c) Represents consideration received from the sale of our U.S. credit card receivables in the first quarter of 2013 in excess of the recorded amount of the receivables. Consideration included a beneficial interest asset of $225 million.

Subject to reclassification